Exhibit 99.21

MBNA MASTER CREDIT CARD TRUST II SERIES 1996-K

KEY PERFORMANCE FACTORS
November 30, 1996



        Expected B Maturity                                        11/17/03


        Blended Coupon                                              5.5567%



        Excess Protection Level
          3 Month Average   2.97%
          November, 1996   2.97%
          October, 1996  N/A
          September, 1996  N/A


        Cash Yield                                  17.01%


        Investor Charge Offs                         4.12%


        Base Rate                                    9.92%


        Over 35 Day Delinquency                      4.38%


        Seller's Interest                           15.65%


        Total Payment Rate                          11.72%


        Total Principal Balance                     $22,372,660,639.66


        Investor Participation Amount               $1,000,000,000.00


        Seller Participation Amount                 $3,500,733,121.17